PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Advisors L.P. Announces Portfolio Manager Update for First Trust Enhanced Equity Income Fund

WHEATON, IL — (BUSINESS WIRE) — September 17, 2021 — First Trust Advisors L.P. ("FTA") announced today that Chartwell Investment Partners LLC ("Chartwell"), investment sub-advisor for First Trust Enhanced Equity Income Fund (NYSE: FFA) (the "Fund"), will release an update on the market and the Fund for financial professionals and investors. The update will be available Tuesday, September 21, 2021, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Thursday, October 21, 2021. To listen to the update, follow these instructions:

--	Dial: 888-203-1112; International 719-457-0820; and Passcode #7195185. The update will be available from Tuesday, September 21, 2021, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Thursday, October 21, 2021.

The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income and gains and, to a lesser extent, capital appreciation. The Fund seeks to achieve its investment objective by investing in a diversified portfolio of equity securities.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $213 billion as of August 31, 2021 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Chartwell serves as the Fund's investment sub-advisor and is an investment firm focusing on institutional, sub-advisory, and private client relationships. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. As of August 31, 2021, Chartwell had approximately $11.6 billion in assets under management.

Past performance is no assurance of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund’s investment objectives will be achieved. The Fund may not be appropriate for all investors.

Principal Risk Factors: Securities held by a fund, as well as shares of a fund itself, are subject to market fluctuations caused by factors such as general economic conditions, political events, regulatory or market developments, changes in interest rates and perceived trends in securities prices. Shares of a fund could decline in value or underperform other investments as a result of the risk of loss associated with these market fluctuations. In addition, local, regional or global events such as war, acts of terrorism, spread of infectious diseases or other public health issues, recessions, or other events could have a significant negative impact on a fund and its investments. Such events may affect certain geographic regions, countries, sectors and industries more significantly than others. The outbreak of the respiratory disease designated as COVID-19 in December 2019 has caused significant volatility and declines in global financial markets, which have caused losses for investors. While the development of vaccines has slowed the spread of the virus and allowed for the resumption of "reasonably" normal business activity in the United States, many countries continue to impose lockdown measures in an attempt to slow the spread. Additionally, there is no guarantee that vaccines will be effective against emerging variants of the disease.

Shares of closed-end investment companies such as the Fund frequently trade at a discount from their net asset value. The Fund cannot predict whether its common shares will trade at, below or above net asset value.

The Fund may write (sell) covered call options on all or a portion of the equity securities held in the Fund's portfolio. The use of options may require the Fund to sell portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold an equity security that it might otherwise sell.

Premiums from writing (selling) call options and dividends and interest payments made by the securities in the Fund's portfolio can vary widely over time.

An adverse event affecting an issuer of equity securities, such as an unfavorable earnings report, may depress the value of a particular equity security held by the Fund. Also, the prices of equity securities are sensitive to general movements in the stock market and a drop in the stock market may depress the prices of equity securities to which the Fund has exposure. There is no guarantee that the issuers of the equity securities in which the Fund invests will declare dividends in the future or that if declared they will remain at current levels. There can be no assurance as to what portion of the distributions paid to the Fund's Common Shareholders will consist of tax-advantaged qualified dividend income.

Investment in non-U.S. securities is subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

The Fund may not invest 25% or more of its total assets in securities of issuers in any single industry. If the Fund is focused in an industry, it may present more risks than if it were broadly diversified over numerous industries of the economy.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports, and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial professionals are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The Fund’s daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784

____________________________

Source: First Trust Advisors L.P.